Exhibit 99.1

COLDWATER CREEK INC.

MATERIAL TERMS FOR PAYMENT OF

EXECUTIVE INCENTIVE COMPENSATION

               Payment of incentive compensation to the Coldwater Creek Inc. executive officers (the “covered executive officers”), as determined in accordance with the applicable rules under the Securities Exchange Act of 1934 may be made contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Compensation Committee of the Board of Directors for a covered executive officer for each performance period, which is generally the Company’s taxable year.  Performance goals will be based on one or more of the following business criteria:  (1) total stockholder return; (2) net income; (3) pretax earnings; (4) earnings before interest expense and taxes, (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity, (15) cash flow, (16) economic profit and (17) revenue.

                Performance-based compensation by the Company will be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the attainment of such goals is substantially uncertain.  Performance goals will be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected.  The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained.

                The maximum incentive award that may be granted in any calendar year to any covered executive officer based on attainment of one or more of the foregoing performance goals is $5 million, and the maximum incentive award that may be granted to any covered executive officer for any other performance period based on attainment of one or more of the foregoing performance goals is $15 million.

                The Compensation Committee from time to time may approve payment of discretionary incentive compensation based on business criteria other than the foregoing performance goals.  Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

                These material terms are subject to approval of the shareholders of the Company.